EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the reference to our firm under the captions “Summary Financial Information And Operating Data”, “Selected Financial Data” and “Experts” and to the use of our report dated February 11, 2004 (except for Note 20 which is as at October 12, 2004) in Amendment No. 3 to the Registration Statement [Form F-1 No. 333-110843] and related prospectus of Microcell Telecommunications Inc. for the offering of Class A restricted voting shares and Class B non-voting shares to exercising holders of the 2005 Warrants and 2008 Warrants.

Chartered Accountants

Montreal, Canada,

October 22, 2004.